EXHIBIT 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k) (1) (iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 13D dated May 14, 2013 (including amendments thereto) with respect to the Common Stock, par value $.01 per share, of Great Elm Capital Corp. This Joint Filing Agreement shall be filed as an Exhibit to such Statement.

Dated: November 14, 2016

MAST CAPITAL MANAGEMENT, LLC

By:	/s/ David J. Steinberg
David J. Steinberg
Authorized Signatory

/s/ David J. Steinberg
David J. Steinberg